COMMUNIQUÉ DE PRESSE / PRESS RELEASE
POUR PUBLICATION IMMÉDIATE / FOR IMMEDIATE RELEASE

Longueuil, November 25, 2003

CAMBIOR RECEIVES CDN $40.9 MILLION FROM THE EXERCISE OF SERIES B WARRANTS

Cambior Inc. is pleased to announce that it received Cdn $40.9 million from the exercise of Series B warrants (CBJ.WT.B) that expired yesterday at 5:00 PM (Montreal time). Each warrant entitled its holder to purchase one common share of Cambior for a price of Cdn $3.00. Almost all (99%) of the issued warrants were exercised out of a total of 13.6 million warrants. As a result of the exercise of these warrants, the number of outstanding common shares of Cambior amounts to 225.7 million shares.

The proceeds of this exercise will be added to working capital to fund future expansion growth of the Company.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrant "CBJ.WT.C" trades on the TSX.

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Longueuil, le 25 novembre 2003

CAMBIOR RECUEILLE 40,9 MILLIONS $ CAN À LA SUITE
DE L'EXERCICE DES BONS DE SOUSCRIPTION DE SÉRIE B

Cambior inc. est heureuse d'annoncer qu'elle a recueilli un montant de 40,9 millions $ Can à la suite de l'exercice des bons de souscription de série B (CBJ.WT.B) venant à échéance hier à 17h00 (heure de Montréal). Chaque bon de souscription permettait à son détenteur d'acquérir une action ordinaire de Cambior au prix de 3,00 $ Can. Presque tous (99%) les bons de souscription émis ont été exercés sur un total de 13,6 millions de bons de souscription. à la suite de l'exercice des bons de souscription, le nombre d'actions ordinaires en circulation de Cambior se chiffre à 225,7 millions d'actions.

Le produit de cet exercice sera ajouté au fonds de roulement afin de financer la croissance de la Compagnie.

Cambior inc. est une société internationale aurifère avec des activités d'exploitation, de développement de projets et d'exploration dans les Amériques. Ses actions « CBJ » sont inscrites à la cote de la Bourse de Toronto (TSX) et de l'American Stock Exchange (AMEX). Le bon de souscription « CBJ.WT.C » est inscrit à la cote de la Bourse de Toronto.

For additional information, please contact / Pour renseignements additionnels, veuillez communiquer avec:

CAMBIOR INC.
Robert LaVallière
Manager - Investor Relations / Directeur - Relations avec les investisseurs
Tél. : (450) 677-2699
Fax : (450) 677- 3382
E-mail : info@cambior.com
Internet : www.cambior.com
CP-2003-42